UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QNB CORP.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2318082 (I.R.S. Employer Identification No.)

15 North Third Street, Quakertown, Pennsylvania 18951, (215) 538-5600 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

QNB Corp. 2015 Stock Incentive Plan

(Full title of the plan)

David W. Freeman

Chief Executive Officer

QNB Corp.

15 North Third Street, Quakertown, Pennsylvania 18951, (215) 538-5600

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David W. Swartz, Esquire

Stevens & Lee, P.C.

111 North Sixth Street

Reading, Pennsylvania 19603

(610) 478-2000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Common Stock, Par value $0.625	300,000	$ 29.74	$ 8,922,000	$ 1,036.74

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated herein, an indeterminate number of shares that may be subject to grant or otherwise issuable by reason of a stock split, stock dividend, merger, reorganization, consolidation or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Calculated pursuant to Rule 457(c) and Rule 457(h)(1). The offering price is estimated solely for the purpose of calculating the amount of the registration fee and is based upon the average of the closing bid and asked prices of the common stock of QNB Corp. on July 31, 2015.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

Part II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the registrant with the Securities and Exchange Commission (the “SEC”) are incorporated in and made a part of this Registration Statement by reference as of their respective dates:

(a)     The registrant's Annual Report on Form 10-K filed on March 13, 2015 for the year ended December 31, 2014.

(b)     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's latest annual report or prospectus referred to in (a) above.

(c)     The description of the registrant's Common Stock which appears in the registrant's Prospectus filed on or about August 4, 1989, which forms a part of the registrant's Registration Statement on Form 8-A, Registration No. 0-17706, and the registrant's Report on Form 10-C filed on June 15, 1994.

All documents filed by the registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The organizational documents of QNB Corp. provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by QNB Corp.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Number	Exhibit

5.1	Opinion of Stevens & Lee, P.C.

23.1	Consent of Baker Tilly Virchow Krause, LLP.

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page of this filing).

99.1	QNB Corp. 2015 Stock Incentive Plan, incorporated by reference to Exhibit A to QNB Corp.’s proxy statement, filed April 15, 2015.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Quakertown, State of Pennsylvania, on July 28, 2015.

QNB CORP.

By:	/s/ David W. Freeman
David W. Freeman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Each person whose signature appears below also constitutes and appoints David W. Freeman and Janice McCracken Erkes and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE

/s/ David W. Freeman David W. Freeman	Director, Chief Executive Officer (Principal Executive Officer)	July 28, 2015
/s/ Janice S. McCracken Erkes Janice S. McCracken Erkes	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 28, 2015
/s/ Autumn R. Bayles Autumn R. Bayles	Director	July 28, 2015
/s/ Thomas J. Bisko Thomas J. Bisko	Director	July 28, 2015
/s/ Kenneth F. Brown, Jr. Kenneth F. Brown, Jr.	Director	July 28, 2015

/s/ Dennis Helf Dennis Helf	Director	July 28, 2015
/s/ Jennifer L. Mann Jennifer L. Mann	Director	July 28, 2015
/s/ Anna Mae Papso Anna Mae Papso	Director	July 28, 2015
/s/ Gary S. Parzych Gary S. Parzych	Director	July 28, 2015
/s/ Henry L. Rosenberger Henry L. Rosenberger	Director	July 28, 2015
/s/ W. Randall Stauffer W. Randall. Stauffer	Director	July 28, 2015
/s/ Scott R. Stevenson Scott R. Stevenson	Director	July 28, 2015

Exhibit Index

Number	Exhibit

5.1	Opinion of Stevens & Lee, P.C.

23.1	Consent of Baker Tilly Virchow Krause, LLP.

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page of this filing)

99.1	QNB Corp. 2015 Stock Incentive Plan, incorporated by reference to Exhibit A to QNB Corp.’s proxy statement, filed April 15, 2015.